U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 12, 2012

TEMPCO, INC.

(Name of Small Business Issuer as Specified in Its Charter)

Nevada	001-10320	13-3465289
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

7625 East Via Del Reposo

Scottsdale, AZ 85258

(Address of principal executive offices)

(480) 272-8745

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

The following paragraph is explanatory background for the Company’s entry into the agreement described in the second following paragraph.

Esio Franchising, LLC, a Delaware limited liability company (“Esio”), sells franchises for the distribution to consumers of under a patented “Esio” beverage dispenser and beverage concentrates in packets designed for use with the dispensers.  The beverage dispenser is a floor standing, point-of-use, water dispenser designed with technology permitting its use with specially designed beverage packets, both subject to existing patents.  When used with the beverage packets, the system dispenses a wide variety of hot and cold beverages, with strength and portions determined by the user.  Those beverages include several types of coffee and tea, fruit juices and “health” or “sports” drinks.  Esio’s business is based on a license for the patented beverage dispensing system.  The technology embodied in Esio’s products is owned by Intelligent Coffee Company, LLC.

On April 12, 2012, we entered into a Regional Developer Deposit Agreement with Esio Franchising, wherein Esio granted the Company an option to purchase up to 11 Esio Regional Development Franchises in certain optioned areas.  The Company has the exclusive right to enter into Regional Developer Franchise Agreements (“RFDA”) with Esio in the Dallas-Fort Worth, Texas metropolitan area, the State of Arizona, the San Antonio, Texas metropolitan area, the Houston, Texas metropolitan area, the State of Colorado and the Jacksonville, Florida metropolitan area on or before September 1, 2013. The Company also has the right to acquire an additional five Regional Development Franchises in the State of California.  It is a further condition that the Company commence operations of each Regional Developer Franchise within one year after the respective purchases.

Upon the execution of a RDFA for an optioned area, the RDFA will govern and control the parties’ obligations for such optioned area, to the extent it is not inconsistent with the provisions of the Regional Developer Deposit Agreement, but the options for other optioned areas will continue, subject to the terms of the Regional Developer Deposit Agreement this Agreement.  Esio has agreed that the RDFA for each optioned area will be amended to provide for deferred development obligations so that the Company will not have to commence franchise operations in any optioned area for at least one year. In addition, Esio agreed that it will modify its RFDA to modify or delete provisions of the RFDA that are not appropriate for publicly held companies, such as personal guarantees and restrictions on change in control and restrictions on any business or other activity conducted by the Company or its shareholders.

We paid Esio a non-refundable deposit fee of fifty thousand dollars and issued Esio a warrant for the purchase of up to one million shares of our common stock at an exercise price of $0.75 per share, exercisable for a period of five years, for the option to acquire the specified Regional Developer Franchises.

An Esio Regional Developer has the exclusive right to sell products in a specified geographical region that in turn consists of three territories. Each territory has at least 25,000 residential households with a medium annual income of at least $50,000. Regional Developers may, in their discretion, either sell products directly to consumers or sell franchise rights to a specified territory as a Unit Franchise.

The Company has no obligation to exercise any option to acquire a Regional Developer Franchise for any optioned areas or to enter into an RDFA for any optioned area.  If the Company does exercise an option to acquire a Regional Developer Franchise, the Company will cease to be a “shell company” and will forthwith provide a more complete description of the business it will commence in a Current Report on Form 8-K that will contain all of the information required of a Registration Statement on Form 10 under the Securities Exchange Act of 1934.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On April 12, 2012, Mr. Fred Burstein resigned as the President and Chief Executive Officer of the Company, and Mr. Anthony Silverman resigned as Chief Financial Officer, both resignations to take effect immediately.  Effective as of the same date, Mr. Silverman, a director of the Company, was elected President and Chief Executive Officer of the Company.  Mr. Burstein will remain as a director of the Company.

In addition, Ms Kimberly A. Conley was elected as Chief Financial Officer.  Ms. Conley, age 45, entered into a consulting agreement with the Company wherein she will provide financial services to the Company and receive monthly compensation of $3,000 for such services and an additional $2,000 per quarter for the additional duties of participating in the preparation of reports to be filed under the Securities Exchange Act of 1934. Since May 2007, Ms. Conley has been providing accounting and financial services as an independent contractor to various companies, including the Company.  From December 1999 to May 2007, she was employed by Semple Marchal & Cooper, LLP providing accounting services.  Ms. Conley received a Bachelor of Science in Criminal Justice from Northern Arizona University in 1993.  She has been a certified public accountant since 2003.  Ms. Conley beneficially owns 52,000 shares of the Company’s common stock.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

Exhibit 10.1	Regional Developer Deposit Agreement, dated April 12, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: April 18, 2012	Tempco, Inc.

	By:	/s/ Anthony Silverman Anthony Silverman, President and Chief Financial Officer